Exhibit 99.1

Contact:	Richard T. Haston	For Immediate Release
662-324-4258

CADENCE FINANCIAL CLOSES $44 MILLION

PREFERRED STOCK SALE TO U.S. TREASURY DEPARTMENT

STARKVILLE, Miss. (January 13, 2009) – Cadence Financial Corporation (NASDAQ: CADE) announced today that it completed the sale of $44 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program. The Company issued senior preferred shares to the U.S. Treasury that pay a cumulative annual dividend rate of 5% for the first five years and will reset to a dividend rate of 9% after five years if not redeemed by Cadence prior to that time.

In conjunction with the issuance of its senior preferred shares, Cadence issued the U.S. Treasury a warrant to purchase common stock of the company up to a maximum of 15% of the senior preferred amount, or $6.6 million.

“The $44 million preferred stock sale will further strengthen Cadence’s already solid capital base,” stated Lewis F. Mallory, Jr., Chairman and Chief Executive Officer of Cadence Financial Corporation. “Assuming the new capital had been received and invested as of September 30, 2008, in Federal Funds sold, Cadence’s Tier 1 risk-based capital ratio would have increased to 13.08% from 10.16% and its total risk-based capital ratio to 14.31% from 11.40%, on a pro forma basis. In addition, we expect the additional capital to be an important part in supporting loan growth as the economy improves.”

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.0 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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